Exhibit 99.2

GEVO, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On January 31, 2025, Gevo Inc. (“Gevo” or the “Company”) acquired substantially all of the assets, and assumed certain liabilities of Red Trail Energy, LLC, a North Dakota limited liability company (“Red Trail Energy” or the “Seller”), for cash consideration in the amount of $210 million (or $208.4 million after certain customary adjustments), pursuant to the certain Asset Purchase Agreement (the “Purchase Agreement”) by and among the Company and its wholly owned subsidiaries Richardton CCS, LLC and Net-Zero Richardton, LLC (together, the “Buyers”), and Red Trail Energy (the “Red Trail Energy Acquisition”). Upon completion of the Red Trail Energy Acquisition, the acquired assets and assumed liabilities were owned by the Buyers.

The Red Trail Energy Acquisition was determined to constitute a business combination in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”) under generally accepted accounting principles in the United States (“U.S. GAAP”).

The unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended by the final rule, Release No.33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” and have been adjusted to include estimated transaction accounting adjustments which give effect to the Red Trail Energy Acquisition and the application of the acquisition method of accounting under U.S. GAAP. Under the acquisition method of accounting, the preliminary purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date, with any excess purchase price allocated to goodwill. The pro forma adjustments are based on preliminary estimates and currently available information and assumptions that Gevo’s management believes are reasonable. The notes to the unaudited pro forma condensed combined financial statements provide a discussion of how such adjustments were derived and presented in the unaudited pro forma condensed combined financial statements. Changes in facts and circumstances or discovery of new information may result in revised estimates. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial statements and related notes as of and for the year ended December 31, 2024, have been derived from, and should be read in conjunction with:

(i)	the historical audited consolidated financial statements of Gevo and accompanying notes included in Gevo’s Annual Report on Form 10-K for the year ended December 31, 2024; and

(ii)	the historical audited financial statements of Red Trail Energy and accompanying notes included in Red Trail Energy’s Annual Report on Form 10-K for the year ended September 30, 2024.

The accompanying unaudited pro forma condensed combined statements of operations for the year ended December 31, 2024, combine the historical consolidated statements of operations for Gevo for the year ended December 31, 2024, and the historical consolidated statements of operations for Red Trail Energy for the year ended September 30, 2024.

The unaudited pro forma condensed combined balance sheet as of December 31, 2024, gives effect to the Red Trail Energy Acquisition as if it occurred on December 31, 2024.

The unaudited pro forma condensed combined financial statements are for illustrative and informational purposes only and are not intended to represent what Gevo’s results of operations or financial position would have been had the Red Trail Energy Acquisition occurred on the dates indicated, or what they will be for any future periods. The unaudited pro forma condensed combined financial statements do not reflect the realization of any expected cost savings, other synergies as a result of the acquisition, or integration costs. Although the Company believes that certain cost savings may result from the Red Trail Energy Acquisition, there can be no assurance that these cost savings will be achieved. The allocation of the purchase price for the Red Trail Energy Acquisition is preliminary and will likely change in future periods as fair value estimates of the assets acquired and liabilities assumed are refined and finalized during the allowable one-year measurement period and such changes could be material.

GEVO, INC.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2024

(In thousands, except per share data)

	Gevo (Historical)	Red Trail Energy (Adjusted Historical) (Note 3)	Transaction Accounting Adjustments (Note 4)	Note	Pro Forma
Assets
Current assets
Cash and cash equivalents	$189,389	$-	$(103,721)	4(a)	$85,668
Restricted cash	1,489	-	-		1,489
Trade accounts receivable, net	2,411	4,030	-		6,441
Inventories	4,502	9,913			14,415
Prepaid expenses and other current assets	5,920	220	-		6,140
Total current assets	203,711	14,163	(103,721)		114,153
Property, plant and equipment, net	221,642	72,821	39,103	4(b)	333,566
Restricted cash	68,155	-	-		68,155
Operating right-of-use assets	1,064	1,747	-		2,811
Finance right-of-use assets	1,877	-	-		1,877
Intangible assets, net	8,129	-	46,300	4(c)	54,429
Goodwill	3,740	-	41,771	4(d)	45,511
Deposits and other assets	75,623	40	-		75,663
Total assets	$583,941	$88,771	$23,453		$696,165
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$22,006	$4,825	$4,403	4(e)	$31,234
Operating lease liabilities, current	333	382	-		715
Finance lease liabilities	2,001	-	-		2,001
Loans payable	21	-	-		21
2021 Bonds payable, net	-	-	-		-
Total current liabilities	24,361	5,207	4,403		33,971
2021 Bonds payable, net	67,109	-	-		67,109
Loans payable	-	-	99,650	4(f)	99,650
Operating lease liabilities	966	1,365	-		2,331
Finance lease liabilities	187	-	-		187
Other long-term liabilities	1,830	1,002	-		2,832
Total liabilities	94,453	7,574	104,053		206,080
Commitments and Contingencies	-	-	-		-
Stockholder's Equity
Common stock, $0.01 par value per share; 500,000,000 shares authorized; 239,176,293 shares issued and outstanding at December 31, 2024.	2,392	-	-		2,392
Additional paid-in capital	1,287,333	76	(76)	4(g)	1,287,333
Accumulated deficit	(800,237)	81,121	(85,524)	4(h)	(804,640)
Total Gevo stockholder's equity	489,488	81,197	(85,600)		485,085
Noncontrolling interest	-	-	5,000	4(i)	5,000
Total stockholder's equity	489,488	81,197	(80,600)		490,085
Total liabilities, noncontrolling interest and stockholders' equity	$583,941	$88,771	$23,453		$696,165

See accompanying notes to the unaudited condensed combined pro forma financial information.

GEVO, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2024

(In thousands, except per share data)

	Gevo (Historical)	Red Trail Energy (Adjusted Historical) (Note 3)	Transaction Accounting Adjustments (Note 5)	Note	Pro Forma
Total operating revenues	$16,915	$149,863	$-		$166,778
Operating expenses:					-
Cost of production	12,002	139,657	-		151,659
Depreciation and amortization	18,298	5,950	14,360	5(a)	38,609
Research and development expense	5,576	-	-		5,576
General and administrative expenses	45,798	5,072	-		50,870
Project development costs	18,166	-	-		18,166
Acquisition related costs	4,932	-	4,403	5(b)	9,335
Facility idling costs	2,967	-	-		2,967
Total operating expenses	107,739	150,680	18,763		277,182
Loss from operations	(90,824)	(817)	(18,763)		(110,404)
Other income (expense)
Interest (expense)	(3,879)	-	(13,145)	5(c)	(17,024)
Interest and investment income	15,740	-	-		15,740
Other income (expense), net	323	510	-		833
Total other income (expense), net	12,184	510	(13,145)		(451)
Net loss from continuing operations before noncontrolling interest	(78,640)	(307)	(31,908)		(110,855)
Net loss from continuing operations attributable to noncontrolling interest	-	-	596	5(d)	596
Net loss from continuing operations attributable to Gevo	$(78,640)	$(307)	$(32,504)		$(111,451)

Net loss per share - basic and diluted	$(0.34)				$(0.48)
Weighted average number of common shares outstanding, basic and diluted	231,674,716				231,674,716

See accompanying notes to the unaudited condensed combined pro forma financial information.

GEVO, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Description of the Red Trail Energy Acquisition

On January 31, 2025, Gevo Inc. (“Gevo” or the “Company”), acquired substantially all of the assets, and assumed certain liabilities of Red Trail Energy, LLC, a North Dakota limited liability company (“Red Trail Energy” or the “Seller”) for cash consideration in the amount of $210 million (or $208.4 million after certain customary adjustments), pursuant to the certain Asset Purchase Agreement (the “Purchase Agreement”) by and among the Company and its wholly owned subsidiaries Richardton CCS, LLC and Net-Zero Richardton, LLC (together, the “Buyers”), and Red Trail Energy (the “Red Trail Energy Acquisition”). Upon completion of the Red Trail Energy Acquisition, the acquired assets and assumed liabilities were owned by the Buyers.

Credit Agreement

On the Closing Date, Net-Zero North HoldCo, LLC, (the “Borrower”), and certain other subsidiaries of Gevo, entered into a Credit Agreement (the “Credit Agreement”) with OIC Investment Agent, LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), and the lenders from time to time thereto (“Lenders”).

The Credit Agreement provides for a $105 million senior secured term loan that was funded on the Closing Date (the “Term Loan”) with a maturity of January 31, 2030. The proceeds of the Term Loan were used to partially fund the Transaction and the payment of fees under the Credit Agreement. The Credit Agreement also provides for additional uncommitted term loans in an aggregate amount to be mutually agreed upon by the Borrower, the Guarantors and the Lenders for use for certain future growth opportunities after the Closing Date. Interest on the Term Loan will accrue at a rate of (i) 10.00% per annum if the net leverage ratio as of the last day of the quarter for the measurement period (the “Measurement Period”) consisting of the prior four consecutive fiscal quarters of the Borrower (“Leverage Ratio”) is less than 1.5x, (ii) 10.75% per annum if the Leverage Ratio is equal to or greater than 1.5x, but less than 3.0x, and (iii) 11.50% per annum if the Leverage Ratio is equal to or greater than 3.0x and shall initially be set at 11.50% per annum until the next quarterly adjustment date. The Leverage Ratio is defined as the ratio of the combined indebtedness of the Borrower and the Guarantors (other than any indebtedness pursuant to any permitted working capital facility) less any cash equivalent investments in any collateral accounts to the consolidated EBITDA of the Borrower and Guarantors for the relevant Measurement Period. Interest will be due and payable in cash at the end of each quarter.

In connection with the Term Loan, and subject to the other terms under the Credit Agreement, Lenders made an equity investment in Gevo Intermediate HoldCo, LLC (“Holdings”) equal to $5 million on the Closing Date. The organizational documents of Holdings also provide Lenders with the right to appoint two non-voting observers to the board of managers of Holdings.

The Term Loan is secured by a first-lien security interest subject only to reasonable and customary permitted liens and encumbrances, in all the Borrower’s and each Guarantor’s tangible and intangible assets, properties controlled by Borrower and Guarantors, and contracts, including deposit accounts and collateral assignment of material contracts and certain real estate assets to be determined, and includes a pledge of all equity interests in the Borrower and its subsidiaries. The Credit Agreement also contains customary affirmative and negative covenants, events of default, mandatory prepayments (including an excess cash flow sweep), conditions precedent, representations, and warranties.

Note 2 – Basis of Presentation

The Red Trail Energy Acquisition is being accounted for as a business combination using the acquisition method of accounting under generally accepted accounting principles in the United States (“US GAAP”), in accordance with the provisions of ASC 805, Business Combinations, (“ASC 805”) which requires assets acquired and liabilities assumed to be recorded at their acquisition date fair value. ASC 820, Fair Value Measurements, defines the term “fair value” as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective, and it is possible the application of reasonable judgement could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Gevo’s and Red Trail Energy’s historical financial statements were prepared in accordance with US GAAP. Based on an analysis of Gevo’s and Red Trail Energy’s significant accounting policies, the Company has not identified any material differences in accounting policies that would have an impact on the unaudited pro forma condensed combined financial statements. As a result, the unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

The pro forma adjustments presented in this unaudited pro forma condensed combined financial information represent management’s estimates and assumptions based on information available to management during the preparation of the pro forma financial information and assumptions that management believes are reasonable and supportable. Such estimates and assumptions are subject to revision as further information is obtained. Accordingly, the pro forma adjustments for the Red Trail Energy Acquisition are preliminary and subject to further adjustment as additional information becomes available and the various analyses and other valuations are performed. Any adjustments may have a significant effect on total assets, total liabilities, total equity, operating expenses, and depreciation and amortization expenses, and such results may be significant.

The assumptions underlying the pro forma adjustments are described in the accompanying notes to this unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information may not be indicative of Gevo’s future performance and does not necessarily reflect what Gevo’s financial position and results of operations would have been had these transactions occurred at the beginning of the period presented.

Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Gevo following the completion of the Red Trail Energy Acquisition. Additionally, the unaudited pro forma condensed combined financial information does not reflect any revenue enhancements, anticipated synergies, operating efficiencies, or cost savings that may be achieved related to the Red Trail Energy Acquisition, nor does it reflect any costs or expenditures that may be required to achieve any possible synergies.

Gevo will finalize the accounting for the acquisition as soon as practicable within the measurement period, but in no event later than one year from January 31, 2025, in accordance with ASC 805.

Note 3 – Conforming Presentation Adjustments to Red Trail Energy’s Historical Reported Financial Data

In preparing the pro forma condensed combined financial information, the following adjustments were made to Red Trail Energy’s historical financial statements to conform to the presentation of Gevo’s historical financial statements (in thousands):

Presentation in Historical Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Statements	Red Trail Energy Before Adjustment	Adjustment	Note	Red Trail Energy Adjusted Historical
Cash and cash equivalents	Cash and cash equivalents	$3,390	$(3,390)	(a)	$-
Restricted cash - margin account	Restricted cash	3,715	(3,715)	(a)	-
Accounts receivable, net, primarily related party	Trade accounts receivable, net	4,030	-		4,030
Inventory	Inventories	9,913	-		9,913
Prepaid expenses	Prepaid expenses and other current assets	569	(350)	(a)	220
Land	Property, plant and equipment, net	1,334	71,487	(b) - (f)	72,821
Land improvements	Property, plant and equipment, net	18,563	(18,563)	(b)	-
Buildings	Property, plant and equipment, net	15,334	(15,334)	(c)	-
Plant equipment and railroad	Property, plant and equipment, net	124,473	(124,473)	(d)	-
Construction in progress	Property, plant and equipment, net	2,759	(2,759)	(e)	-
Less accumulated depreciation	Property, plant and equipment, net	(89,642)	89,642	(f)	-
Right of use operating lease assets, net	Operating right-of-use assets	1,747	-		1,747
Investment in RPMG	Deposits and other assets	941	(941)	(a)	-
Patronage equity	Deposits and other assets	7,048	(7,048)	(a)	-
Deposits	Deposits and other assets	40			40
Accounts payable	Accounts payable and accrued liabilities	2,528	2,297	(g) - (h)	4,825
Accrued expenses	Accounts payable and accrued liabilities	2,271	(2,271)	(g)	-
Commodities derivative instruments, at fair value	Accounts payable and accrued liabilities	289	(289)	(a)	-
Accrued loss on firm purchase commitments	Accounts payable and accrued liabilities	50	(50)	(a)	-
Customer deposits	Accounts payable and accrued liabilities	26	(26)	(h)	-
Current maturities of notes payable	Loans payable	2,127	(2,127)	(a)	-
Current portion of operating lease liabilities	Operating lease liabilities	381			381
Notes payable, less current maturities	Loans payable	18,055	(18,055)	(a)	-
Long-term operating lease liabilities, net of current portion	Operating lease liabilities	1,365			1,365
Asset retirement obligation	Other long-term liabilities	1,002			1,002
Members’ Equity - Class A Membership Units	Accumulated deficit	39,045	(39,045)	(i)	-
Additional paid in capital	Additional paid-in capital	76			76
Accumulated retained earnings	Accumulated deficit	37,159	43,962	(i) - (j), (k)	81,121
Treasury units	Accumulated deficit	(160)	160	(j)	-

(a)  The Company purchased only certain assets and assumed only certain liabilities of Red Trail Energy as defined in the Purchase Agreement. The Company did not purchase the cash and cash equivalents, restricted cash, investment in RPMG, Inc., patronage equity, commodities derivative instruments, firm purchase commitments or notes payable.  These adjustments eliminate the excluded asset and liability balances at their historical amounts from the audited financial statements of Red Trail Energy.

(b) Represents an adjustment to reclassify $18.6 million of Land improvements to Property, plant and equipment, net.

(c) Represents an adjustment to reclassify $15.3 million of Buildings to Property, plant and equipment, net.

(d) Represents an adjustment to reclassify $124.5 million of Plant equipment and railroad to Property, plant and equipment, net.

(e) Represents an adjustment to reclassify $2.8 million of Construction in progress to Property, plant and equipment, net.

(f) Represents an adjustment to reclassify $89.6 million of Less accumulated depreciation to Property, plant and equipment, net.

(g) Represents an adjustment to reclassify $2.3 million of Accrued expenses to Accounts payable and accrued liabilities.

(h) Represents an adjustment to reclassify $0.0 million of Customer deposits to Accounts payable and accrued liabilities.

(i) Represents an adjustment to reclassify $39.0 million of Members' equity - Class A membership units to Accumulated deficit.

(j) Represents an adjustment to reclassify $0.2 million of Treasury units to Accumulated deficit.

(k) Includes a $5.1 million adjustment to Accumulated deficit for the net effect of the elimination of the excluded asset and liability balances described in (a), above.

Presentation in Historical Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Statements	Red Trail Energy Before Adjustment	Adjustment	Note	Red Trail Energy Adjusted Historical
Revenues	Total operating revenues	$149,863	$-		$149,863
Cost of goods sold	Cost of production	144,240	(4,582)	(a)-(b)	139,657
Loss on firm purchase commitments	Cost of production	1,368	(1,368)	(a)	-
	Depreciation and amortization		5,950	(b)	5,950
General and administrative expenses	General and administrative expenses	5,072			5,072
Interest income	Interest and investment income	278	(278)	(c)	-
Other income	Other income (expense), net	510			510
Interest expense	Interest (expense)	(1,144)	1,144	(c)	-

(a) Represents an adjustment to reclassify $1.4 million of Loss on firm purchase commitments to Cost of production.

(b) Represents an adjustment to reclassify $5.9 million of depreciation expense from Cost of goods sold to Depreciation and amortization.

(c) The Company purchased only certain assets and assumed only certain liabilities of Red Trail Energy as defined in the acquisition agreement. The Company did not purchase the cash and cash equivalents or notes payable. These adjustments eliminate Interest income and Interest expense associated with the excluded Cash and cash equivalents and Notes payable, respectively.

Note 4 – Red Trail Energy Acquisition and Acquisition Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

Preliminary Purchase Price Allocation

The following preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including, but not limited to, the final valuation of Red Trail Energy tangible and intangible assets acquired, liabilities assumed and the estimated fair value of contingent consideration. The final valuation of assets acquired and liabilities assumed that may become payable may be materially different from the values assumed for purposes of the estimated purchase price allocation.

Fair value of consideration transferred:	Amount (in thousands)
Cash(1)(2)	$208,371

Total fair value of consideration transferred	$208,371

Identifiable assets acquired and liabilities assumed:

Trade accounts receivable	$4,030
Inventories	9,913
Prepaid expenses and other current assets	220
Property, plant and equipment(3)	111,924
Operating right-of-use assets	1,747
Intangible assets(4)	46,300
Goodwill(5)	41,771
Deposits and other assets	40
Accounts payable and accrued liabilities	(4,825)
Operating lease liabilities, current	(382)
Operating lease liabilities	(1,365)
Other long-term liabilities	(1,002)
Total identifiable assets acquired and liabilities assumed	$208,371

(1)	The cash consideration was funded utilizing cash on hand of $103.7 million, proceeds received from the sale of equity of Holdings of $5 million, and proceeds borrowed under the Credit Agreement of $105.0 million, offset by deferred financing costs of $5.35 million, and. See pro forma adjustment (a) below for adjustments to the unaudited pro forma condensed combined balance sheet relating to cash and cash equivalents.

(2)	The total cash consideration transferred is subject to customary closing adjustments.

(3)	See pro forma adjustment (b) below for adjustments to the unaudited pro forma condensed combined balance sheet relating to PP&E.

(4)	See pro forma adjustment (c) below for adjustments to the unaudited pro forma condensed combined balance sheet relating to intangible assets.

(5)	See pro forma adjustment (d) below for adjustments to the unaudited pro forma condensed combined balance sheet relating to goodwill.

Pro Forma Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Represents the cash consideration paid to the Red Trail Energy sellers, partially offset by the cash received from the Credit Agreement and proceeds from the sale of equity of Holdings, as follows (in thousands):

Cash paid to Seller	$(208,371)
Cash received from the Credit Agreement	99,650
Cash received from the noncontrolling interest holder	5,000
Total pro forma adjustment to cash and cash equivalents	$(103,721)

(b)	Represents the purchase accounting adjustment to increase acquired property, plant and equipment assets to their fair values. The fair value of the property, plant and equipment assets was determined primarily using the “cost” and "market" approaches.

(c)	Represents the purchase accounting adjustment to record acquired intangible assets at their fair values. As part of the preliminary valuation analysis, the Company identified an intangible asset related to customer relationships. The fair value of the identifiable intangible asset is determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows.

(d)	Represents the purchase accounting adjustment to goodwill based on the acquisition method.

(e)	Represents the estimated transaction costs associated with the Red Trail Energy Acquisition incurred by Gevo subsequent to December 31, 2024.

(f)	Represents the $105 million borrowed under the Credit Agreement, which was used to finance a portion of total cash consideration, less $5.35 million in debt issuance costs incurred to obtain the Credit Agreement. This obligation is classified as long-term debt as the principal is repayable at the end of the 5-year term.

(g)	Represents purchase accounting adjustment to eliminate the historical APIC of Red Trail Energy.

(h)	Represents purchase accounting adjustment to eliminate the historical $88.2 million of retained earnings of Red Trail Energy, plus the estimated transaction costs associated with the Red Trail Energy Acquisition incurred by Gevo subsequent to December 31, 2024, described in note (e) above.

(i)	Establishes noncontrolling interest for the 4.24% of capital stock of Holdings that was issued in exchange for $5 million as described in note (a) above.

Note 5 – Acquisition Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2024

(a)	Represents incremental depreciation expense associated with the value of acquired PP&E and amortization expense associated with the value of the acquired intangible asset (in thousands, except for useful life).

	Estimated fair value	Estimated useful life in years	Twelve months ended December 31, 2024 depreciation and amortization expense
Customer-related intangible	$46,300	4	$11,575
Property, plant and equipment	39,103	14	2,785

(b)	Represents the estimated transaction costs associated with the Red Trail Energy Acquisition incurred by Gevo subsequent to December 31, 2024. These costs will not affect the Company’s income statement beyond 12 months after the acquisition date.

(c)	Represents the interest expense (including amortization of loan discount) on the Term Loan Credit Agreement as if the loan was obtained on January 1, 2024, and was outstanding for the entire year ended December 31, 2024. The interest rate assumed for the purpose of preparing this pro forma financial information is 11.5%. This rate is the contractually stated rate the Company would be subject to during the first year of the loan. A 1/8 of a percentage point increase or decrease in the benchmark rate would result in a change in interest expense of approximately $0.1 million for the year ended December 31, 2024.

(d)	Represents the adjustment to reflect the noncontrolling interest holder's proportionate share of 4.24% of Gevo's income from operations for the year ended December 31, 2024 ($0.0 million of the $78.6 million historical Gevo loss); (ii) Red Trail Energy's income from operations for the year ended September 30, 2024 ($0.0 million of the $0.3 million historical Red Trail Energy loss) and (iii) Gevo's pro forma accounting adjustments ($0.6 million of the $14.4 million depreciation and amortization expense described in note (a) above).